                                 EXHIBIT 11.1

                                CONSILIUM, INC.

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)

                                       Three Months Ended
                                           April 30,
                                       -------- ---------
                                         1996     1995
                                       -------- ---------
Primary and fully diluted
   earnings per share:

Weighted average number of
   shares outstanding                    7,773    7,511
Weighted average number of shares
   computed using the treasury
   stock method (1)                        --       217
                                       -------   ------
Weighted average number of shares
   outstanding, as adjusted              7,773    7,728
                                       =======   ======

Net income (loss)                      $(2,276)  $  166
                                       =======   ======

Net income (loss) per share            $ (0.29)  $ 0.02
                                       =======   ======


(1) Stock options have not been included in calculation of loss per share as their effect would be anti-dilutive.

Note: There is no material difference in the calculation of primary and fully diluted income per share.